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                                                                   EXHIBIT 10.36

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "AGREEMENT"), dated as of March 10, 2003 (the "EFFECTIVE DATE"), is made and entered by and between Brian Kane (the "EXECUTIVE") and HERBALIFE INTERNATIONAL, INC., a Nevada corporation ("PARENT"), and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation ("OPERATING COMPANY") (collectively, Parent and Operating Company are referred to herein as the "COMPANY"). This Agreement amends, restates and replaces in its entirety that certain Employment Agreement among the parties hereto dated as of August 20, 2000, as the same may have been amended or modified.

                                    RECITALS

         A. The Company is engaged primarily in the distribution of weight management, nutritional and personal care products through a "multi-level" marketing system.

         B. The Company desires to be assured of the services of Executive by employing Executive in the capacity and on the terms set forth below.

         C. Executive desires to commit himself or herself to serve the Company on the terms herein provided.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Employment Period. The Company shall continue to employ Executive and Executive shall continue in the employ of the Company for the period commencing on the Effective Date and ending on the date that is three
         (3) years thereafter, unless sooner terminated in accordance with the provisions of this Agreement (the "TERM"). After the Term, the parties may (but shall be under no obligation to), by written agreement, renew or extend the term of the Agreement for an additional period or periods. The term of each renewal period of this Agreement is referred to herein as a "RENEWAL PERIOD"; and references to the "TERM" shall mean the period beginning on the Effective Date and ending on the date of termination of Executive's services for the Company, whether at the end of the Term or a Renewal Term or otherwise in accordance with the provisions of this Agreement. Upon expiration of the Term, except as expressly set forth herein (including in Section 5 and Section 6), this Agreement and all of its provisions shall terminate and shall cease to have any force or effect.

2.       Duties.

         (a) During the Term, Executive shall serve as a Co-President of the Company, with such authority and duties as are assigned to Executive from time to time by the

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                  Board of Directors of Parent (the "BOARD") or the Chief
                  Executive Officer of Parent ("CEO") that are substantially similar to the authority and duties currently vested in Executive by the Board. Each of the undersigned acknowledges and agrees that the Company may, subsequent to the Effective Date, hire a CEO, and that any such CEO hiring may result in a readjustment of Executive's title, authority, duties and responsibilities for the Company; provided that in no event shall Executive's title, authority, duties and responsibilities for the Company be reduced, in the aggregate, below the level of such title, authority, duties and responsibilities vested in Executive in his or her capacity as the Chief Operating Officer of the Company prior to his or her promotion to Co-President. Executive will work principally in the Los Angeles, California offices of the Company, but will also conduct such business travel as is reasonably required to fulfill his or her duties hereunder. During the Term, Executive shall report to the Board and/or the CEO.

         (b) During the Term, Executive shall devote substantially all his or her working time, attention, skill and efforts to the business and affairs of the Company, will use his or her best efforts to promote the success of the Company's business, and shall not enter the employ of or serve as a consultant to, any other company; provided, however, the foregoing shall not preclude Executive from devoting a reasonable amount of time to managing Executive's investments and personal affairs and to charitable and civic activities.

3.       Compensation and Related Matters.

         (a) Salary. During the Term, Executive shall receive a salary at the per annum rate of Seven Hundred Twelve Thousand Five Hundred Dollars ($712,500), payable semi-monthly or otherwise in accordance with the Company's payroll practices for senior executives. Executive's annual base salary shall be subject to review from time to time for possible increases by the Board. Executive's base salary, as increased from time to time, shall be referred to as the "BASE SALARY."

         (b) Expenses. The Company shall reimburse Executive for all reasonable travel and other reasonable out-of-pocket business expenses incurred by Executive in the performance of his or her duties under this Agreement upon evidence of payment and otherwise in accordance with the Company's policies and procedures in effect from time to time.

         (c) Employee Benefits. During the Term, Executive shall be entitled to participate in or receive benefits under each benefit plan or arrangement made available by the Company to its senior executives (including, without limitation, those relating to group medical, dental, vision, long-term disability and life insurance) on terms no

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                  less favorable than those generally applicable to senior
                  executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and subject to the Company's right to modify, amend or terminate any such plan or arrangement. Executive's individual participation levels in the Company's and its affiliates' equity compensation arrangements (including stock option plans) will be determined by the Board in its sole discretion. In the event the Company or its affiliates decide to grant Executive any stock options or other equity compensation, any such stock options or equity compensation will be made pursuant to separate written agreements between Executive and the Company or its affiliates.

         (d) Bonus. Notwithstanding any provision in this Agreement to the contrary, Executive agrees that he or she shall cease to be a participant of and shall not be entitled to any additional compensation or payments under the 1994 Performance-Based Annual Incentive Compensation Plan (the "1994 PLAN") for any period after June 30, 2002 and that the termination of participation in the 1994 Plan will not cause any additional benefit to be payable to Executive as a result of such termination. Executive and the Board have separately established Executive's bonus opportunity and bonus objectives for the calendar year ended December 31, 2003. For all calendar years during the Term following the calendar year ended December 31, 2003, Executive's bonus opportunity will be not less than the amount of Executive's bonus opportunity for the calendar year ended December 31, 2003, it being agreed that Executive's individual bonus objectives will be established on an annual basis by the Board in its good faith discretion.

         (e) Vacation. Executive shall be entitled to five (5) weeks paid vacation during each year of the Term. Unused vacation in any year shall carry over to subsequent years without limitation, unless otherwise provided in a vacation pay policy that is generally applicable to the senior executives of the Company.

         (f) Deductions and Withholdings. All amounts payable or which become payable hereunder shall be subject to all deductions and withholding required by law.

4. Termination. Executive's services for the Company and the Term of this Agreement may be terminated under the following circumstances:

         (a) Death. Executive's services hereunder shall terminate upon his or her death. In the case of Executive's death, the Company shall pay (in accordance with Section 4(f) hereof) to Executive's beneficiaries or estate, as appropriate, (i) his or her then current accrued and unpaid Base Salary through his or her date of death as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination (it being expressly agreed that except as hereinafter provided,

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                  Executive shall have no rights to receive a bonus in respect of the year in which termination occurs), (ii) an additional amount equal to one year of Base Salary and Executive's bonus for the year of termination (it being agreed that Executive's bonus for the year of termination to be paid under this
                  Section 4(a) shall be deemed to be equal to one year of Base Salary), and (iii) other benefits and payments (including, without limitation, reimbursement of expenses incurred conducting Company business pursuant to Section 3(b)) to which Executive is then entitled hereunder. Executive, his beneficiaries or his estate, as appropriate, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances.

         (b)      Disability.

                  (i) If a Disability (as defined below) of Executive occurs during the Term, the Board may give Executive written notice of its intention to terminate his or her employment. In such event, Executive's services with the Company shall terminate as of the date of such notice. In the case of a termination as a result of a Disability, the Company shall pay (in accordance with Section 4(f) hereof) to Executive (i) his or her then current accrued and unpaid Base Salary through the effective date of his or her termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination (it being expressly agreed that except as hereinafter provided, Executive shall have no rights to receive a bonus in respect of the year in which termination occurs), (ii) an additional amount equal to one year of Base Salary and Executive's bonus for the year of termination (it being agreed that Executive's bonus for the year of termination to be paid under this Section 4(b) shall be deemed to be equal to one year of Base Salary), and (iii) other benefits and payments (including, without limitation, reimbursement of expenses incurred conducting Company business pursuant to
                           Section 3(b)) to which Executive is then entitled hereunder. Executive and his or her beneficiaries, as appropriate, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances.

                  (ii) For the purpose of this Section 4(b), "DISABILITY" shall mean Executive's inability to perform his or her duties for the Company on a full-time basis for 120 consecutive days or a total of 180 days in any twelve (12) month period as reasonably determined by the Board.

         (c) Termination by the Company for Cause. The Board may terminate Executive's services hereunder for Cause (as defined below) at any time upon written notice to Executive. In such event, Executive's services shall terminate as of the date of

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                  such notice. In the case of Executive's termination for Cause, the Company shall pay (in accordance with Section 4(f) hereof) to Executive (i) his or her then current accrued and unpaid Base Salary through the effective date of his or her termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination (it being expressly agreed that Executive shall have no rights to receive a bonus in respect of the year in which termination occurs) and (ii) other benefits and payments (including, without limitation, reimbursement of expenses incurred conducting Company business pursuant to Section 3(b)) to which Executive is then entitled hereunder. Executive and his or her beneficiaries, as appropriate, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances. For purposes of this Agreement, the Board shall have "CAUSE" to terminate Executive's services hereunder in the event of any of the following acts or circumstances: (i) Executive's commission of a felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its affiliates or any of their distributors, suppliers or other material business relations; (ii) conduct by Executive which could reasonably be expected to bring the Company or any of its affiliates into substantial public disgrace or disrepute;
                  (iii) Executive's substantial and repeated failure to perform Executive's lawful duties as contemplated in Section 2 of this Agreement; (iv) Executive's gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates; (v) Executive's failure to comply in any material respect (including, without limitation, the making of any certifications required thereunder) with applicable laws, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, as amended, or any of the rules and regulations promulgated under any of the foregoing laws;
                  or (vi) any material breach of this Agreement or any material breach of any other written agreement between Executive and the Company's affiliates governing Executive's equity compensation arrangements (i.e., any agreement with respect to Executive's stock and/or stock options of any of the Company's affiliates).

         (d) Termination by Executive. Executive may terminate his or her employment hereunder for any reason or no reason, provided that Executive first gives the Company a written notice of termination at least fifteen (15) calendar days prior to the effective date of any such termination. In the event Executive terminates his or her employment, the Company shall pay (in accordance with Section 4(f) hereof) to Executive (i) his or her current accrued and unpaid Base Salary through the effective date of his or her termination as well as 100% of any accrued and unpaid bonus for any year preceding the year of termination (it being expressly agreed that Executive shall have no rights to receive a bonus in respect of the year in which termination occurs) and (ii) other benefits and payments (including,

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                  without limitation, reimbursement of expenses incurred
                  conducting Company business pursuant to Section 3(b)) to which Executive is then entitled hereunder. Executive and his or her beneficiaries, as applicable, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances.

         (e) Termination by the Company Without Cause. The Board may terminate Executive's services hereunder without Cause at any time upon written notice to Executive. In such event, Executive's services shall terminate as of the date of such notice. In the event Executive's services hereunder are terminated by the Company without Cause, and subject to Executive's compliance with the terms of Section 5 and Section 6 herein, the Company shall pay (in accordance with Section 4(f) hereof) to Executive (i) his or her then current accrued and unpaid Base Salary through the effective date of his termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination (it being expressly agreed that except as hereinafter provided, Executive shall have no rights to receive a bonus in respect of the year in which termination occurs), (ii) an additional amount equal to one year of Base Salary and Executive's bonus for the year of termination (it being agreed that Executive's bonus for the year of termination to be paid under this
                  Section 4(e) shall be deemed to be equal to one year of Base Salary), and (iii) other benefits and payments (including, without limitation, reimbursement of expenses incurred conducting Company business pursuant to Section 3(b)) to which Executive is then entitled hereunder. In addition, during the one (1) year period immediately following the date of termination, the Company shall continue to afford to Executive the group medical, dental, vision, long-term disability and life insurance specified in Section 3(c) above. Executive and his or her beneficiaries, as applicable, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances. Executive shall have no duty to seek to mitigate the above severance benefits in the event of termination hereunder without Cause, and, subject to Executive's compliance with Section 5 and
                  Section 6 herein, any compensation derived by Executive from alternative employment or otherwise shall not reduce the Company's obligations hereunder.

         (f) Payments to Executive. Subject to Executive's continuing compliance with the provisions of Section 5 and Section 6 herein, any amounts payable to Executive upon his or her termination of employment under this Section 4 shall be paid at such times as such amounts would have otherwise been payable to Executive had Executive's employment not been terminated.

         (g) Resignation of Offices. Promptly following any termination of Executive's employment with the Company (other than by reason of Executive's death),

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                  Executive shall promptly deliver to the Company reasonably satisfactory written evidence of Executive's resignation as a member of the board of directors and/or any office (e.g., office of Co-President) with the Company or any of its affiliates. The Company shall be entitled to withhold payment of any amounts otherwise due pursuant to this Section 4 until Executive has complied with the provisions of this Section 4(g).

         (h) Release. As a precondition to the Company's obligations to make any of the payments specified in Sections 4(a), 4(b) or 4(e) of this Agreement, Executive or his or her guardian, estate or heirs, as appropriate, shall execute and deliver to the Company an enforceable and fully effective (i.e., there shall be no further unsatisfied conditions to the effectiveness thereof) general release in form and substance reasonably satisfactory to the Company.

         (i) Employee Benefit Plan Rights. Following any termination of Executive's employment with the Company, any rights that may exist in Executive's favor to payment of any amount under any employee benefit plan or arrangement of the Company other than those set forth in this Agreement shall be made in accordance with the terms and conditions of any such employee benefit plan or arrangement.

5.       Confidential and Proprietary Information.

         (a) The parties agree and acknowledge that during the course of Executive's employment, Executive has been given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding the Company and its affiliates (which includes but is not limited to all of its business units, divisions and affiliates) and their business, equipment, products and employees, including, without limitation: the identities of the Company's and its affiliates' distributors and customers and potential distributors and customers (hereinafter referred to collectively as "DISTRIBUTORS"), including, without limitation, the identity of Distributors that Executive cultivates or maintains while providing services at the Company or any of its affiliates using the Company's or any of its affiliates' products, name and infrastructure, and the identities of contact persons with respect to those Distributors; the particular preferences, likes, dislikes and needs of those Distributors and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; the Company's and its affiliates' business methods, practices, strategies, forecasts, pricing, and marketing techniques; the identities of the Company's and its affiliates' licensors, vendors and other suppliers and the identities of the Company's and its affiliates' contact persons at such licensors, vendors and other

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                  suppliers; the identities of the Company's and its affiliates'
                  key sales representatives and personnel and other employees; advertising and sales materials; research, computer software and related materials; and other facts and financial and other business information concerning or relating to the Company or any of its affiliates and their business, operations, financial condition, results of operations and prospects. Executive expressly agrees to use such trade secrets and confidential information only for purposes of carrying out his duties for the Company and its affiliates, and not for any other purpose, including, without limitation, not in any way or for any purpose detrimental to the Company or any of its affiliates. Executive shall not at any time, either during the course of his or her employment hereunder or after the termination of such employment, use for himself or herself or others, directly or indirectly, any such trade secrets or confidential information, and, except as required by law, Executive shall not disclose such trade secrets or confidential information, directly or indirectly, to any other person or entity. Trade secret and confidential information hereunder shall not include any information which (i) is already in or subsequently enters the public domain, other than as a result of any direct or indirect disclosure by Executive, (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates, provided that such source is not subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any of its affiliates or any other person or entity or (iii) is approved for release by the board of directors of the Company or any of its affiliates or which the board of directors of the Company or any of its affiliates makes available to third parties without an obligation of confidentiality.

         (b) All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which Executive shall prepare or receive in the course of his or her employment with the Company and which relate to or are useful in any manner to the business now or hereafter conducted by the Company or any of its affiliates are and shall remain the sole and exclusive property of the Company and its affiliates, as applicable. Executive shall not remove from the Company's premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out his or her duties to the Company or any of its affiliates and all such property (except for any items of personal property not owned by the Company or any of its affiliates), materials and information in his or her possession or under his or her custody or control upon the termination of his or her employment shall be immediately turned over to the Company and its affiliates, as applicable.

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         (c)      All inventions, improvements, trade secrets, reports, manuals, computer programs, tapes and other ideas and materials developed or invented by Executive during the period of his or her employment, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its affiliates which result from or are suggested by any work Executive may do for the Company or any of its affiliates or which result from use of the Company's or any of its affiliates' premises or property (collectively, the "DEVELOPMENTS") shall be the sole and exclusive property the Company and its affiliates, as applicable. Executive assigns and transfers to the Company his or her entire right and interest in any such Development, and Executive shall execute and deliver any and all documents and shall do and perform any and all other acts and things necessary or desirable in connection therewith that the Company or any of its affiliates may reasonably request.

         (d) The provisions of this Section 5 and Section 6 shall survive any termination of this Agreement and termination of Executive's employment with the Company.

6.       Non-Solicitation.

         (a) Executive acknowledges that in the course of his employment for the Company he or she has become and will continue to become familiar with the Company's and its affiliates' trade secrets and other confidential information concerning the Company and its affiliates. Accordingly, Executive agrees that, during the Term and for a period of twelve (12) months immediately thereafter (the "NONSOLICITATION PERIOD"), he or she will not directly or indirectly through another entity (i) induce or attempt to induce any employee or Distributor of the Company or any of its affiliates to leave the employment of, or cease to maintain its distributor relationship with, the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee or Distributor thereof, (ii) hire any person who was an employee of the Company or any of its affiliates at any time during the Nonsolicitation Period or enter into a distributor relationship with any person or entity who was a Distributor of the Company or any of its affiliates at any time during the Nonsolicitation Period, (iii) induce or attempt to induce any Distributor, supplier, licensor, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company or any of its affiliates (including, without limitation, making any negative statements or communications about the Company or any of its affiliates) or (iv) use any trade secrets or other confidential information of the Company or any of its affiliates to directly or indirectly participate in any means or manner in any Competitive Business, wherever

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                  located. "COMPETITIVE BUSINESS" means the development,
                  marketing, distribution or sale of weight management products, nutritional supplements or personal care products through multi-level marketing or other direct selling channels. "PARTICIPATE" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner, distributor or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange and which is not primarily engaged in a Competitive Business.

         (b) As long as Executive is employed by the Company, Executive agrees that he or she will not, except with the express written consent of the Board, become engaged in, render services for, or permit his or her name to be used in connection with any business other than the business of the Company and its affiliates.

         (c) Executive has agreed to be bound by the covenants contained in this Section 6 for the purpose of preserving for the Company's and its affiliates' benefit the goodwill, confidential and proprietary information and going concern value of the Company and its affiliates and their respective business opportunities, and to protect the value of the capital stock of the Company acquired by WH Holdings (Cayman Islands) Ltd. pursuant to that certain Agreement and Plan of Merger dated April 10, 2002, by and among WH Holdings (Cayman Islands) Ltd., Herbalife International, Inc. and WH Acquisition Corp. WH Holdings (Cayman Islands) Ltd. and each of its affiliates are intended third party beneficiaries of the provisions of Sections 5 and 6 of this Agreement.

7. Injunctive Relief. Executive and the Company (a) intend that the provisions of Sections 5 and 6 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Sections 5 and 6 are reasonable and necessary to protect the legitimate interests of the business of the Company and its affiliates and (c) agree that any violation of Section 5 or 6 will result in irreparable injury to the Company and its affiliates, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to the Company and its affiliates for such a violation. Accordingly, Executive agrees that if Executive violates or threatens to violate the provisions of Section 5 or 6, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. In addition, in the event of a violation or threatened violation by Executive of Section 5 or 6 of this Agreement, the Nonsolicitation Period will be tolled

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         until such violation or threatened violation has been duly cured. If, at the time of enforcement of Sections 5 or 6 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

8. Assignment; Successors and Assigns. Executive agrees that he or she shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement, nor shall Executive's rights hereunder be subject to encumbrance of the claims of creditors. Any purported assignment, transfer, delegation, disposition or encumbrance in violation of this
         Section 8 shall be null and void and of no force or effect. Nothing in this Agreement shall prevent the consolidation or merger of the Company with or into any other entity, or the sale by the Company of all or any portion of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any affiliated entity, and Executive hereby consents to any and all such assignments. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and, except as expressly provided herein, no other person or entity shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

9. Governing Law; Jurisdiction and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law principles thereof. Suit to enforce this Agreement or any provision or portion thereof may be brought in the federal or state courts located in Los Angeles, California.

10. Severability of Provisions. In the event that any provision or any portion thereof should ever be adjudicated by a court of competent jurisdiction to exceed the time or other limitations permitted by applicable law, as determined by such court in such action, then such provisions shall be deemed reformed to the maximum time or other limitations permitted by applicable law, the parties hereby acknowledging their desire that in such event such action be taken. In addition to the above, the provisions of this Agreement are severable, and the invalidity or unenforceability of any provision or provisions of this Agreement or portions thereof shall not affect the validity or enforceability of any other provision, or portion of this Agreement, which shall remain in full force and effect as if executed with the unenforceable or invalid provision or portion thereof eliminated. Notwithstanding the foregoing, the parties hereto affirmatively represent, acknowledge and agree that it is their intention that this Agreement and each of its provisions are enforceable in accordance with their terms and expressly agree not to challenge the validity or enforceability of this Agreement or any of its provisions, or portions or aspects thereof, in the future. The parties hereto are expressly relying upon this representation, acknowledgement and agreement in determining to enter into this Agreement.

11. Warranty. As an inducement to the Company to enter into this Agreement, Executive represents and warrants that he or she is not a party to any other agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise, on his or her power, right or ability to enter into this Agreement and to perform his or her duties and obligations hereunder. As an inducement to Executive to enter into this Agreement, Company represents and warrants that the person signing this Agreement for the Company has been duly authorized to do so by all necessary corporate action and has the corporate power and authority to execute this Agreement on the Company's behalf. The execution and delivery of this Agreement and the consummation of the transactions contemplated have been duly and effectively authorized by all necessary corporate action of the Company.

12. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

         (a)      If to the Company:

                  Herbalife International, Inc.
                  Herbalife International of America, Inc.
                  1800 Century Park East
                  Los Angeles, California 90067
                  Attention: Board of Directors
                  Telecopy: (310) 557-3906

         (b)      with a copy to:

                  Herbalife International, Inc.
                  Herbalife International of America, Inc.
                  1800 Century Park East
                  Los Angeles, California 90067
                  Attention: General Counsel

                  Telecopy: (310) 557-3906

         (c)      if to Executive, to:

                  c/o Herbalife International, Inc.
                  1800 Century Park East
                  Los Angeles, California 90067
                  Telecopy: (310) 557-3906

         (d)      with a copy to:

                  Troy & Gould Professional Corporation
                  1801 Century Park East, 16th Floor
                  Los Angeles, California 90067
                  Attention: Dale E. Short
                  Telecopy: (310) 201-4746

         or to such other place and with other copies as either party may designate as to itself, himself or herself by written notice to the others.

13. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

14. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same Agreement.

15. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and supersedes (and may not be contradicted by, modified or supplemented by) any prior or contemporaneous agreement, written or oral, with respect thereto. The parties further intend that this Agreement shall constitute the complete and exclusive statements of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. Executive further acknowledges that this Agreement supersedes any prior agreement with respect to the subject matter hereof (including without limitation, Executive's employment agreement with the Company dated August 20, 2000, as the same may have been amended). Further, Executive acknowledges that he or she has been paid his benefit under the Herbalife International, Inc. Senior Executive Change in Control Plan and that, upon such payment to Executive, such plan was terminated in accordance with its terms.

16. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Board and signed by Executive and a member of the Board other than Executive. As an exception to the foregoing, the parties acknowledge and agree that the Company shall have the right, in its sole discretion, to reduce the scope of any covenant or obligation of Executive set forth in Sections 5 or 6 of this Agreement or any portion thereof, effective immediately upon receipt by Executive of written notice thereof from the Company. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

17. Representation of Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's-length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to any party.

18. Indemnification. Executive shall be indemnified by the Company to the maximum extent permissible from time to time under the Nevada General Corporation Law, including with respect to advancement of expenses.

19. Suit to Enforce. In any action or proceeding to enforce any provision of this Agreement, the prevailing party shall be entitled, in addition to other remedies, to recover its, his or her attorney's fees and costs of suit.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                    HERBALIFE INTERNATIONAL, INC.

                                    By: /s/ Carol Hannah
                                       -----------------------------------------

                                    Name: Carol Hannah
                                         ---------------------------------------

                                    Title: Co-President
                                          --------------------------------------

                                    HERBALIFE INTERNATIONAL OF AMERICA, INC.

                                    By: /s/ Carol Hannah
                                       -----------------------------------------

                                    Name: Carol Hannah
                                         ---------------------------------------

                                    Title: Co-President
                                          --------------------------------------

                                    EXECUTIVE

                                    By: /s/ Brian Kane
                                       -----------------------------------------
                                            Brian Kane